UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2015

ABERCROMBIE & FITCH CO.
(Exact name of registrant as specified in its charter)

Delaware	1-12107	31-1469076
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

6301 Fitch Path, New Albany, Ohio 43054
(Address of principal executive offices) (Zip Code)

(614) 283-6500
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 8, 2014, the Board of Directors (the “Board”) of Abercrombie & Fitch Co. (the “Company”) appointed Arthur C. Martinez to serve as Executive Chairman of the Board of the Company and formed an Office of the Chairman, whose members are Arthur C. Martinez, Jonathan E. Ramsden, Christos E. Angelides and Fran Horowitz. At that time, Mr. Martinez did not receive any additional compensation. As a result of this appointment, Mr. Martinez is spending a significant amount of time leading the Office of the Chairman. In addition, certain officers of the Company, including the members of the Office of the Chairman, report to Mr. Martinez as a representative of the Board. Currently, the Company does not have a Chief Executive Officer. Mr. Martinez continues to provide the experienced and independent leadership necessary as the Board continues its search and selection process for a new Chief Executive Officer of the Company. On April 20, 2015, in connection with those expanded responsibilities and increased time commitment associated with his appointment as Executive Chairman of the Board, the Board determined to award additional compensation to Mr. Martinez to compensate him appropriately in his new role. Such compensation will end coincident with the appointment of a new Chief Executive Officer of the Company, unless the Board determines otherwise.

Accordingly, in connection with Mr. Martinez’s appointment to the position of Executive Chairman of the Board on December 8, 2014, effective December 8, 2014, he has received and will receive:
•an additional annual cash retainer of $625,000 (the “Executive Chairman Cash Retainer”) for serving in such capacity (paid quarterly in arrears); and
•an additional annual grant of RSUs for serving in such capacity, with the market value of the underlying shares of Class A Common Stock, $0.01 par value, of the Company on the grant date to be $1,875,000 (the “Executive Chairman RSU Retainer”).

The annual Executive Chairman RSU Retainer will be subject to the following provisions:
•RSUs are to be granted annually on the date of the annual meeting of stockholders of the Company;
•RSUs will vest on the earliest of (i) the date on which the Board appoints a Chief Executive Officer of the Company, unless the Board determines otherwise, (ii) the first anniversary of the grant date or (iii) the date of the next regularly scheduled annual meeting of stockholders, subject to earlier vesting in the event of Mr. Martinez’s death or total disability or upon a change of control of the Company;
•RSUs that vest due to the appointment of a Chief Executive Officer of the Company will be pro-rated for the portion of the year that has elapsed between the grant date and the date of appointment of a Chief Executive Officer, unless the Board determines otherwise; and
•if Mr. Martinez’s service as Executive Chairman of the Board ends for any reason other than his death or total disability or appointment of a Chief Executive Officer of the Company, a pro-rata portion of unvested RSUs will vest to reflect the portion of the year that has elapsed between the grant date and date on which his service as Executive Chairman of the Board ends.

In determining to award the Executive Chairman Cash Retainer and the Executive Chairman RSU Retainer to Mr. Martinez, the Board provided for a full pro-ration of the Executive Chairman Cash Retainer for the period from December 8, 2014 to April 30, 2015, resulting in a cash payment of $246,575 and provided for a full pro-ration of the Executive Chairman RSU Retainer for the period from December 8, 2014 to the date of the 2015 Annual Meeting of Stockholders of the Company (the “2015 Annual Meeting”), which resulted in a grant of 44,209 RSUs with a grant date fair value of approximately $977,500, on April 20, 2105, to coincide with Board approval. The Executive Chairman RSU Retainer grant for the period from December 8, 2014 to the date of the 2015 Annual Meeting is scheduled to fully vest on the date of the 2015 Annual Meeting, unless the Board appoints a Chief Executive Officer of the Company prior to the 2015 Annual Meeting, in which event the vesting of such award would be pro-rated from December 8, 2014 to the date of the appointment of a Chief Executive Officer, unless the Board determines otherwise.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABERCROMBIE & FITCH CO.

Dated: April 22, 2015	By:	/s/ Robert E. Bostrom
Robert E. Bostrom
Senior Vice President, General Counsel
and Corporate Secretary